Exhibit 99.1

For Immediate Release                                             March 30, 2000

         PERINI ANNOUNCES COMPLETION OF $81 MILLION RECAPITALIZATION AND
                        $56 MILLION BANK CREDIT AGREEMENT

Framingham, MA -- Perini Corporation (AMEX:PCR) (the "Company") announced that the Company has completed the $40 million sale of 9,411,765 shares of common stock at $4.25 per share (the "Transaction") to Tutor-Saliba Corporation of Sylmar, CA, O&G Industries, Inc. of Torrington, CT, and National Union Fire Insurance Company of Pittsburgh, Pa., a wholly-owned subsidiary of American
International Group, Inc. (collectively the "New Investors"). Tutor-Saliba Corporation is owned and controlled by Ronald N. Tutor, who also serves as Chairman of the Company's Board of Directors and Chief Executive Officer.

A Special Committee of the Company's Board of Directors approved the Transaction after receiving a fairness opinion from the investment banking firm of Houlihan Lokey Howard & Zukin. A majority of outstanding common shares, including a majority of shares held by disinterested shareholders, were voted in favor of the Transaction.

In addition, the Company announced that 100% of its Series B Preferred Stock (which had a current accreted face amount of approximately $41.2 million) has been exchanged for 7,490,417 shares of common stock at $5.50 per share.

The shares of common stock issued in the Transaction represent approximately 42% of the Company's voting rights and the New Investors have the right to nominate three members to the Company's Board of Directors. The former holders of the Series B Preferred Stock now control approximately 33% of the Company's voting rights and continue to be entitled to nominate up to two members of the Company's Board of Directors.

In connection with the Transaction, the Company has negotiated the terms of an Amended and Restated Credit Agreement (the "Credit Agreement"). The Credit Agreement provides for restructuring of the Company's existing credit facility into a $35 million term loan (the "Term Loan") and a $21 million revolving credit facility (the "Revolving Credit Facility"). The Credit Agreement requires that the Company repay the Term Loan quarterly through 2002 and the Revolving Credit Facility by January 21, 2003.

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This recapitalization of Perini Corporation results in approximately $38 million of positive net worth and improved liquidity to support the Company's successful core construction operations. Mr. Tutor, Chairman and Chief Executive Officer,
said  "we  plan  to  create  substantial   shareholder  value  through  improved
profitability in our Building and Civil construction operations."

The statements contained in this Release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding the Company's expectations, hopes, beliefs, intentions or strategies regarding the future. Forward-looking statements involve a number of risks, uncertainties or other factors that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statement. These risks and uncertainties include, but are not limited to, the continuing validity of the underlying assumptions and estimates of total forecasted project revenues, costs and profits and project schedules; the outcomes of pending or future litigation, arbitration or other dispute resolution proceedings; changes in federal and state appropriations for infrastructure projects; possible changes or developments in worldwide or domestic, social, economic, business, industry, market and regulatory conditions or circumstances; and actions taken or omitted to be taken by third parties including the Company's customers, suppliers, business partners, and competitors and legislative, regulatory, judicial and other governmental authorities and officials.


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